KIRKPATRICK & LOCKHART LLP
                         1800 MASSACHUSETTS AVENUE, N.W.
                             WASHINGTON, D.C. 20036
                            TELEPHONE: (202) 778-9000
                            FACSIMILE: (202) 778-9100


                                December 19, 1997


Neuberger & Berman Income Trust
605 Third Avenue, Second Floor
New York, New York  10158-0180

Ladies and Gentlemen:

        You have requested our opinion as to certain matters regarding the issuance by Neuberger & Berman Income Trust ("Trust") of shares of beneficial interest ("Shares") of Neuberger & Berman Limited Maturity Bond Trust ("Limited Maturity Bond Trust"), a series of the Trust, pursuant to a Plan of Reorganization and Termination ("Plan") between the Trust, on behalf of Limited Maturity Bond Trust, and the Trust, on behalf of Neuberger & Berman Ultra Short Bond Trust ("Ultra Short Bond Trust"), another series of the Trust (each a "Fund"). In connection with the Plan, the Trust is about to file a Registration Statement on Form N-14 to register the Shares under the Securities Act of 1933, as amended ("1933 Act"), to be issued pursuant to the Plan.

        Each Fund is a feeder fund in a master/feeder fund structure and invests in a corresponding portfolio of Income Managers Trust. Under the Plan, Ultra Short Bond Trust will transfer substantially all of its assets from Neuberger & Berman Ultra Short Bond Portfolio to Neuberger & Berman Limited Maturity Bond Portfolio, and shareholders in Ultra Short Bond Trust will receive the Shares in exchange for their shares of Ultra Short Bond Trust.

        As counsel to the Trust, we have participated in various matters of the Trust operations and other matters relating to the Trust. We have examined copies of the Trust Instrument and the Trust's By-Laws, as now in effect, the form of the Plan, and the minutes of meetings of the trustees of the Trust, and we are generally familiar with its affairs. Based upon the foregoing, it is our opinion that the Shares of the Fund that are currently being registered may be legally and validly issued from time to time in accordance with the Trust's Trust Instrument and By-Laws; and, when so issued, will be legally issued, fully paid and non-assessable by the Trust.

        The Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations. To the extent that the Trust or any of its shareholders becomes subject to the jurisdiction of



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courts in states  which do not have  statutory or other  authority  limiting the liability of business trust shareholders, such courts might not apply the Delaware Act and could subject Trust shareholders to liability.

        To guard against this risk, the Trust Instrument: (i) requires that every written obligation of the Trust contain a statement that such obligation may be enforced only against the assets of the Trust; however, the omission of such a disclaimer will not operate to create personal liability for any shareholder; and (ii) provides for indemnification out of Trust property of any shareholder held personally liable, solely by reason of being a shareholder, for the obligations of the Trust. Thus, the risk of a Trust shareholder incurring financial loss beyond his or her investment because of shareholder liability is limited to circumstances in which: (i) a court refuses to apply Delaware law;
(ii) no contractual limitation of liability is in effect; and (iii) the Trust itself is unable to meet its obligations.

        We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state securities laws in connection with the sale of Shares.

        We hereby consent to the filing of this opinion in connection with the Trust's Registration Statement on Form N-14. We also consent to the reference to our firm under the caption "Miscellaneous -- Legal Matters" in the Prospectus and Information Statement filed as part of the Registration Statement.



                                            Sincerely,

                                            KIRKPATRICK & LOCKHART LLP


                                            By: /s/ Arthur C. Delibert
                                            --------------------------
                                                  Arthur C. Delibert